EXHIBIT (d)(6)

INVESTMENT MANAGEMENT AGREEMENT
FOR TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

     THIS AGREEMENT is made this 1st day of February, 2006, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, Inc. (the “Advisor”), a Delaware corporation.

     WHEREAS, Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently consists of several series divided into various classes (listed on Appendix A hereto), and may consist of additional series or classes in the future (collectively, the “Funds”);

     WHEREAS, Advisor is engaged principally in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

     WHEREAS, Trust desires to retain Advisor to render investment advisory and management services to the Funds, in the manner and on the terms and conditions set forth in this Agreement;

     WHEREAS, Advisor is willing to provide investment advisory and management services to the Funds in the manner and on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Trust and Advisor hereby agree as follows:

     1.      Appointment.

     Trust hereby appoints Advisor to act as the Funds’ investment adviser and manager for the periods and on the terms set forth herein. Advisor hereby accepts the appointment as investment adviser and manager, and agrees, subject to the supervision of the board of trustees of Trust (the “Board”), to furnish the services and assume the obligations set forth in this Agreement for the compensation provided for herein.

     2.      Generally.

               (a) As the Funds’ investment adviser and manager, Advisor shall be subject to: (1) the restrictions of the Declaration of Trust of Trust, as amended from time to time; (2) the provisions of the 1940 Act and the Advisers Act; (3) the statements relating to the Funds’ investment objectives, investment policies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of Trust under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act; (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”); and such other limitations as Trust shall communicate to Advisor in writing.

               (b) Advisor shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Trust or a Fund in any way or otherwise be deemed an agent of Trust or a Fund.

               (c) Advisor shall, for purposes of this Agreement, have and exercise full investment discretion and authority to act as agent for the Funds in buying, selling or otherwise disposing of or managing the Funds’ investments, directly or through sub-advisers, subject to supervision by the Board.

     3.      Investment Advisory Services.

               (a) Advisor shall provide the Funds with such investment research, advice and supervision as Advisor may from time to time consider necessary or appropriate for the proper management of the assets of each Fund, shall furnish continuously an investment program for each Fund, shall determine which securities or other investments shall be purchased, sold or exchanged and what portions of each Fund shall be held in the various securities or other investments or cash, and shall take such steps as are necessary to implement an overall investment plan for each Fund, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments.

               (b) Trust has furnished or will furnish Advisor with copies of Trust’s registration statement and Declaration of Trust, as currently in effect and agrees during the continuance of this Agreement to furnish Advisor with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Advisor will be entitled to rely on all documents furnished by Trust.

               (c) Advisor shall take, on behalf of each Fund, all actions that it deems necessary to implement the investment policies of such Fund, and in particular, to place all orders for the purchase or sale of portfolio investments for the account of each Fund with brokers, dealers, futures commission merchants or banks selected by Advisor. Advisor also is authorized as the agent of Trust to give instructions to any service provider serving as custodian of the Funds as to deliveries of securities and payments of cash for the account of each Fund. In selecting brokers or dealers and placing purchase and sale orders with respect to assets of a Fund, Advisor is directed at all times to seek to obtain best execution within the policy guidelines determined by the Board and set forth in the current registration statement. Subject to this requirement and the provisions of the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable provisions of law, Advisor may select brokers or dealers that are affiliated with Advisor or Trust.

               (d) Consistent with Advisor’s obligation to provide best execution, Advisor may also take into consideration research and statistical information, wire, quotation and other services provided by brokers and dealers to Advisor. Advisor is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage, research and other services provided by such broker or dealer, viewed in terms of either that particular transaction or Advisor’s overall responsibilities with respect to each Fund. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the currently effective registration statement. Advisor will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by Advisor in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

               (e) As part of carrying out its obligations to manage the investment and reinvestment of the assets of each Fund consistent with the requirements under the 1940 Act, Advisor shall:

(1) Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Fund as set forth in Trust’s registration statement;

(2) Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Fund for review by the Board;

(3) Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

(4) Take such steps as are necessary to implement any overall investment strategies approved by the Board for each Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(5) Regularly report to the Board with respect to the performance of the Funds, the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Fund;

(6) Maintain all required books, accounts, records, memoranda, instructions or authorizations with respect to the investment-related activities of the Funds;

(7) Furnish any personnel, office space, equipment and other facilities necessary for the investment-related activities of the Funds;

(8) Provide the Funds with such accounting or other data concerning the Funds’ investment-related activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the Securities and Exchange Commission and any other regulatory entity;

(9) Assist in determining each business day the net asset value of the shares of each Fund in accordance with applicable law; and

(10) Enter into any written investment advisory or investment sub- advisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of Advisor’s responsibilities (as specified in such investment advisory or investment sub-advisory contract) listed above.

     4.      General Management Services.

               (a) Advisor shall manage or supervise all aspects of the Funds’ operations, including transfer agency, dividend disbursing, legal, accounting, administrative and shareholder services. These services may be provided by Advisor or by third-party service providers, such as custodians, transfer agents and fund administrators. Advisor’s general management services shall include, but be limited to:

(1) Supervising the performance of custodians, transfer agents, fund administrators, and other persons in any capacity deemed to be necessary to a Fund’s operations;

(2) Furnishing or overseeing the furnishing of any personnel, office space, equipment and other facilities necessary for the non-investment-related operations of the Fund;

(3) Calculating or monitoring the calculation of the net asset value of each Fund at such times and in such manner as specified in Trust’s current registration statement and at such other times upon which the parties hereto may from time to time agree;

(4) Providing or overseeing the provision of customary accounting and auditing services for registered investment companies and their series, including portfolio accounting, dividend and distribution determinations, and the calculation and preparation of any financial information or schedules, for Trust and the Funds;

(5) Preparing and filing or supervising the preparation and filing of all federal, state, and local tax returns and reports relating to each Fund;

(6) Preparing and filing or supervising the preparation and filing of any documents required to be filed on behalf of Trust or the Funds with the Securities Exchange Commission and/or other federal, state and local authorities as may be required by applicable law, including proxy materials, registration statements and post-effective amendments thereto, shareholder reports, and Rule 24f-2 notices;

(7) Preparing and filing or supervising the preparation and filing of notices to qualify the Funds’ shares to be offered in such states;

(8) Maintaining or overseeing the maintenance of such non-investment activity-related books and records of the Funds as may be required by applicable law;

(9) Providing or overseeing the organization and recordkeeping for meetings of the Board, including preparing such materials and reports and making its officers and employees available to the Board for consultation and discussions regarding the operations and management of the Funds;

(10) Developing and implementing or overseeing the development and implementation of a program to monitor Trust’s and the Funds’ compliance with regulatory requirements and the Funds’ own limitations and public statements; and

(10) Supervising or providing any other services necessary for the ordinary operation of Trust and the Funds.

               (b) Nothing in this Agreement shall be deemed to diminish the obligations of any agent of Trust or other person not a party to this Agreement that is obligated to provide services to the Funds.

     5.      Allocation of Charges and Expenses.

                 (a) Advisor. Advisor assumes the expense of and shall pay for the performance of its investment-related obligations under Section 3 of the Agreement, including the fees payable to any investment adviser or sub-adviser engaged pursuant to Section 3(e)(10) of this Agreement, and its operational oversight obligations under Section 4 of this Agreement, but Advisor does not assume any of the expense of and shall not pay for any Fund’s direct operational expenses (as detailed in Section 5(b)). Advisor shall at its own expense provide the office space, equipment and facilities that is necessary to provide the investment-related and operational oversight services described under Sections 3 and 4, respectively, of this Agreement, and shall pay all compensation of officers of Trust and all trustees of Trust who are affiliated persons of Advisor, except as otherwise specified in this Agreement.

               (b) Fund. Except as provided in Section 5(a), each Fund shall bear all of its operational expenses including, but not limited to: compensation of Advisor under this

Agreement, custodian fees; transfer agent fees; pricing costs (including the daily calculation of net asset value); fund accounting fees; legal fees; expenses of shareholders’ and/or trustees’ meetings; cost of printing and mailing shareholder reports and proxy statements; maintenance of non-investment-related books and records, compliance program development and implementation costs, costs of preparing, printing and mailing registration statements and updated prospectuses to current shareholders; costs in connection with the registration or qualification of shares with federal and state securities authorities and the continued qualification of shares for sale; expenses of all audits by Trust’s independent accountants, costs of preparing and filing reports with regulatory bodies; costs of the maintenance of Trust’s fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; the fees of any trade association of which the Funds are members; fees and expenses of trustees who are not “interested persons” (as such term is defined in the 1940 Act) of Trust (the “disinterested trustees”); brokerage commissions, dealer markups and other expenses incurred in the acquisition or disposition of any securities or other investments; costs, including the interest expense, of borrowing money; preparing and filing tax returns, the payment of any taxes; and extraordinary expenses (including extraordinary litigation expenses and extraordinary consulting expenses).

               (c) Allocation Procedures. At least annually, within [60] days of the Trust’s fiscal year end, or more frequently at the request of the Board, Advisor will submit to the Board for review and approval at the Board’s next regularly-scheduled meeting, the allocations of all charges and expenses covered by this Section 5 and the methodology and rationale therefore, including all such allocations between the Trust and Advisor and between and among the Funds.

      6.      Compensation of Advisor.

               (a) For the services rendered, the facilities furnished and expenses assumed by Advisor, the Fund shall pay to Advisor at the end of each calendar month an annualized fee calculated as a percentage of the average value of the net assets each day for each Fund during that month at the annual rates set forth at Appendix A hereto.

                (b) Advisor’s fee shall be accrued daily proportionately at 1/365th (1/366th for a leap year) of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of each Fund shall be determined in the manner and on the dates set forth in the Declaration of Trust or the current registration statement of Trust and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

                (c) In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

                (d) During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

     7.      Limitation of Liability.

               (a) Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of Trust or any Fund, except (i) for willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (ii) to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

               (b) Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by Trust or each Fund pursuant to this Agreement shall be limited in all cases to Trust or that Fund and its respective assets. Advisor agrees that it shall not seek satisfaction of any such obligation from the shareholders of Trust, nor from the trustees, officers, employees or agents of Trust.

     8.     Activities of Advisor.

               (a) The services of Advisor are not deemed to be exclusive, and Advisor is free to render services to others, so long as Advisor’s services under this Agreement are not impaired. It is understood that trustees, officers, employees and shareholders of Trust are or may become interested persons of Advisor, as directors, officers, employees and shareholders or otherwise, and that directors, officers, employees and shareholders of Advisor are or may become similarly interested persons of Trust, and that Advisor may become interested in Trust or the Funds as a shareholder or otherwise.

               (b) It is agreed that Advisor may use any supplemental investment research obtained for the benefit of the Funds in providing investment advice to its other investment advisory accounts. Advisor or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for Advisor or other entities advised by Advisor will be considered by and may be useful to Advisor in carrying out its obligations to the Funds.

               (c) Nothing in this Agreement shall preclude the aggregation of orders for the sale or purchase of securities or other investments by two or more Funds or by the Funds and other mutual funds, separate accounts, or other accounts (collectively, “Advisory Clients”) managed by Advisor, provided that:

(1) Advisor’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Funds, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, “no-action” letters, or otherwise; and

(2) Advisor’s policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted and periodically approved by the Board of Trustees.

               (d) Neither Advisor, nor any of its directors, officers, or personnel, nor any person, firm, or corporation controlling, controlled by, or under common control with it shall act as a principal or receive any commission as agent in connection with the purchase or sale of assets for a Fund, except as may be permitted under applicable law.

     9.      Books and Records.

               (a) Advisor hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 and Rule 2a-7 under the 1940 Act, all records that are required to be maintained by Trust pursuant to the requirements of Rule 31a-1 and Rule 2a-7 of the 1940 Act.

               (b) Advisor agrees that all books and records which it maintains for Trust are the property of Trust and further agrees to surrender promptly to Trust any such books, records or information upon Trust’s request. All such books and records shall be made available, within five business days of a written request, to Trust’s accountants or auditors during regular business hours at Advisor’s offices. Trust or its authorized representative shall have the right to copy any records in the possession of Advisor that pertain to Trust or the Funds. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Trust free from any claim or assertion of rights by Advisor.

               (c) Advisor further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

     10.      Duration and Termination of this Agreement.

               (a) This Agreement shall not become effective with respect to a Fund unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and by the vote of a majority of the outstanding voting shares of such Fund. This Agreement shall come into full force and effect on the date that it is so approved, provided that it shall not become effective as to any subsequently created Fund until it has been approved by the Board specifically for such Fund. As to each Fund, the Agreement shall continue in effect for two years from the date on which it becomes effective and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for such Fund at least annually by: (i) the Board, or by the vote of a majority of the outstanding voting shares of such Fund; and (ii) a majority of those trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

               (b) This Agreement may be terminated at any time as to any Fund or to all Funds, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting shares of the applicable Fund, or by Advisor, on 60 days’ written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, or if a different investment adviser is appointed with respect to a new Fund, the Agreement shall remain in effect with respect to the remaining Fund(s).

               (c) This Agreement shall automatically terminate in the event of its assignment.

         11. Amendments of this Agreement. This Agreement may be amended as to each Fund only in accordance with the provisions of the 1940 Act.

         12. Definitions of Certain Terms. The terms “assignment,” “affiliated person,” “interested person,” and “majority of the outstanding voting shares” when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

         13. Governing Law. This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the 1940 Act, the Advisers Act, and the 1934 Act.

         14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

         16. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)	If to Trust or the Funds -

TIAA-CREF Institutional Mutual Funds
8500 Andrew Carnegie Boulevard
Charlotte, North Carolina 28262

Attention: Scott Terada

(b)	If to Advisor -

Teachers Advisors, Inc.
730 Third Avenue
New York, New York 10017-3206
Attention: Scott Evans

or to such other address as Trust or Advisor shall designate by written notice to the other.

         17. Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Trust and Advisor have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:	Attest:

Title:		Title:

TEACHERS ADVISORS, INC.

By:	Attest:

Title:		Title:

APPENDIX A

International Equity Fund
Real Estate Securities Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.50%

Over $1.0--$2.5	0.48%

Over $2.5--$4.0	0.46%

Over $4.0	0.44%

Growth & Income Fund
Large-Cap Value Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.45%

Over $1.0--$2.5	0.43%

Over $2.5--$4.0	0.41%

Over $4.0	0.39%

Mid-Cap Growth Fund
Mid-Cap Value Fund
Small-Cap Equity Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$0.5	0.48%

Over $0.5--$0.75	0.46%

Over $0.75--$1.00	0.44%

Over $1.0	0.42%

Large-Cap Growth Index Fund
Large-Cap Value Index Fund
Equity Index Fund
S&P 500 Index Fund
Mid-Cap Growth Index Fund
Mid-Cap Value Index Fund
Mid-Cap Blend Index Fund
Small-Cap Growth Index Fund
Small-Cap Value Index Fund
Small-Cap Blend Index Fund
International Equity Index Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

All Assets	0.04%

Social Choice Equity Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

All Assets	0.15%

Bond Fund
Inflation-Linked Bond Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

$0.0--$1.0	0.30%

Over $1.0--$2.5	0.29%

Over $2.5--$4.0	0.28%

Over $4.0	0.27%

Money Market Fund
Lifecycle Fund—2010 Fund
Lifecycle Fund—2015 Fund
Lifecycle Fund—2020 Fund
Lifecycle Fund—2025 Fund
Lifecycle Fund—2030 Fund
Lifecycle Fund—2035 Fund
Lifecycle Fund—2040 Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

All Assets	0.10%